Exhibit 99.1

BUZZFEED, INC. NAMES MARCELA MARTIN AS PRESIDENT

Martin Brings to Newly Public BuzzFeed, Inc. More Than 25 Years of Financial, Operational and Transactional Experience at Global Tech and Media Companies

NEW YORK – May 3, 2022 – BuzzFeed, Inc. (NASDAQ: BZFD), a premier digital media company for the most diverse, most online, and most socially engaged generation the world has ever seen, today announced that Marcela Martin will join BuzzFeed, Inc. as President. Currently the CFO of Squarespace, Martin brings a wealth of experience that spans 25 years across financial, operational and deal-making roles at global, publicly traded tech and media companies. Martin will join the company this summer and oversee all of BuzzFeed Inc.’s administrative functions. Martin will be based in New York City and report directly to Founder and CEO Jonah Peretti.

“As the first pure play digital media company to go public, we are just beginning to tell BuzzFeed’s story to the investment community. I am confident Marcela’s extensive background and broad perspective will make her an excellent partner in that pivotal work,” said BuzzFeed, Inc. Founder and CEO Jonah Peretti. “Marcela brings a wealth of public company experience in leading cross-functional teams, as well as evaluating and executing transactions, both of which will be invaluable to BuzzFeed’s next chapter of growth and profitability.”

“I’m thrilled about joining BuzzFeed and having the opportunity to work with such a talented and high performing executive team,” said incoming BuzzFeed, Inc. President Marcela Martin. “I believe in BuzzFeed Inc.s’ mission and growth prospects, and look forward to adding value to the entire organization.”

Prior to her role at Squarespace, Ms. Martin was SVP and CFO of Booking.com. Previously, she spent three years at National Geographic Partners as Executive Vice President, CFO & Chief Administrative Officer and 18 years in numerous leadership positions, including EVP and CFO, at Fox International Channels. Originally from Argentina, Martin graduated from the University of Morón with a degree in accounting and received an MBA from the University of Liverpool.

BuzzFeed, Inc. plans to report results for the first quarter of 2022 on May 16, 2022.

About BuzzFeed, Inc.

BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food and news, our brands drive conversation and inspire what audiences watch, read, buy, and obsess over next. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.

Media Contact

Carole Robinson: pr@buzzfeed.com

Investor Relations Contact

Amita Tomkoria: ir@buzzfeed.com